Exhibit 10.41

CONFIDENTIAL TREATMENT REQUESTED

WITH RESPECT TO CERTAIN PORTIONS HEREOF

DENOTED WITH “***”

EXECUTION COPY

THIS AGREEMENT is made on    February 28th,                                         2001

BETWEEN:

(1)	SHELL NEDERLAND CHEMIE B.V., a company incorporated under the laws of The Netherlands with its registered office at the Vondelingenweg 601, 3196 KK Rotterdam, The Netherlands (hereinafter referred to as “SUPPLIER”);

(2)	SHELL CHIMIE S.A., a company incorporated under the laws of France with its principal office at CD 54, 13130 Berre 1’Etang, France (hereinafter referred to as “SHELL CHIMIE”); and

(3)	KRATON POLYMERS NEDERLAND B.V., a company incorporated under the laws of The Netherlands with its registered office at the Vondelingenweg 601, 3196 KK Vondelingenplaat, Rotterdam, The Netherlands (hereinafter referred to as “PURCHASER”);

WHEREAS:

(A)	SUPPLIER manufactures SM using Ethylene and Benzene at its plant in Moerdijk.

(B)	The KP GROUP COMPANIES require supplies of SM for further processing at various locations in Europe, and wish to have a long-term stable supply of SM.

(C)	SUPPLIER is willing to supply SM to PURCHASER and PURCHASER is willing to obtain SM from SUPPLIER on the terms and conditions set out in this Agreement.

(D)	SUPPLIER, SHELL CHIMIE and PURCHASER agree to facilitate such supply and delivery of the SM between SUPPLIER, SHELL CHIMIE and the KP GROUP COMPANIES.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

In this Agreement, the following words and expressions shall have the following meanings:

“Affiliate”: means in relation to SUPPLIER and SHELL CHIMIE: N.V. Koninklijke Nederlandsche Petroleum Maatschappij, The “Shell” Transport and Trading

Company, p.l.c. and any other company other than SUPPLIER and SHELL CHIMIE which is directly or indirectly affiliated with the first mentioned companies or either of them;

means in relation to PURCHASER, any company which is directly or indirectly affiliated with PURCHASER.

For the purposes of this definition, a particular company is:

(a)	directly affiliated with another company or companies if the latter hold(s) shares or similar entitlements carrying more than fifty percent (50%) of the votes exercisable at a general meeting of shareholders (or its equivalent) of the particular company; and

(b)	indirectly affiliated with a company or companies (“the parent company or companies”) if a series of companies can be specified, beginning with the parent company or companies and ending with the particular company, so related that each company or companies, except the parent company or companies, is directly affiliated with one or more of the companies earlier in the series;

“Agreement”: means this Multi-Site Agreement for the supply of styrene monomer, including its Attachments;

“Bankruptcy Event”: means, in relation to any Party, (i) the making of a general assignment for the benefit of creditors by such Party; or (ii) the entering into of any arrangement or composition with creditors (other than for the purposes of a solvent reconstruction or amalgamation); or (iii) the institution by such Party of proceedings (a) seeking to adjudicate such Party as bankrupt or insolvent or seeking protection or relief from creditors, or (b) seeking liquidation, winding up, or rearrangement, reorganisation or adjustment of such Party or its debts (other than for purposes of a solvent reconstruction or amalgamation), or (c) seeking the entry of an order for the appointment of a receiver, trustee or other similar official for such Party or for all or a substantial part of such Party’s assets; or (iv) the institution of any proceeding of the type described in (iii) above against such Party;

“Berre Plant”: means Kraton Polymers France S.A.S.’s elastomers plant on the Berre Site;

“Berre Site”: means the petrochemicals site in Berre, France currently owned and operated by SHELL CHIMIE from which certain services are provided by SHELL CHIMIE to the Berre Plant pursuant to a Services, Utilities, Materials and Facilities Agreement;

“Calibrated Meter”: means the calibrated flow meter in the pipeline from the SM storage tanks on the Berre Site or the Pernis site, as the case may be, leading to the Berre Plant or the Pernis Plant respectively that will determine the quantity of SM that will be delivered;

“Effective Date”: means February 28th 2001;

“EMU Legislation”: means the legislative measures of the Council of the European Union providing for the introduction of, changeover to, or operation of, the Euro;

“Euro”: means the single currency of the Participating Member States in the Third Stage;

[***] [Confidential Treatment Requested]

“KP France”: means Kraton Polymers France S.A.;

“KP Germany”: means Kraton Polymers GmbH;

“KP GROUP COMPANY”: means in so far as and to the extent that the context so allows:

(a)	PURCHASER with respect to purchases hereunder from SUPPLIER for Pernis Plant;

(b)	Kraton Polymers France S.A.S. with respect to purchases hereunder from SHELL CHIMIE for Berre Plant; or

(c)	KP Germany with respect to purchases hereunder from SUPPLIER for Wesseling;

and	“KP GROUP COMPANIES” means all of the aforementioned companies;

“Minimum Stock Quantity”: means such quantity of SM as shall be agreed in writing by the Parties as the minimum quantity to be held at all times on the Berre Site for delivery under this Agreement;

“Month”: means a calendar month;

“Participating Member States”: means those member states of the European Union from time to time which adopt a single, shared currency in the Third Stage, as defined and identified in the EMU Legislation;

“Party”: means SUPPLIER, SHELL CHIMIE or PURCHASER, and “Parties” means SUPPLIER, SHELL CHIMIE and PURCHASER;

“Pernis Plant”: means PURCHASER’S plant in Pernis, The Netherlands;

“Product”: means SM complying with the specifications set out in Attachment 1;

“Quarter”: means period of three consecutive months commencing 1st January, 1st April, 1st July and 1st October in any Year;

“SM”: means styrene monomer;

“Third Party”: means any third party other than SUPPLIER, SHELL CHIMIE, PURCHASER and their respective Affiliates;

“Third Stage”: means the third stage of European economic and monetary union pursuant to the Treaty establishing the European Community (as amended from time to time);

“Tonne”; means one thousand kilograms;

“Volume”: means the amount of Product supplied by SUPPLIER to KP GROUP COMPANIES under this Agreement;

“Wesseling”: means KP Germany’s plant in Wesseling, Germany;

“Year”: means a calendar year.

1.2	All references to a statutory or regulatory provision shall be construed as including references to any amendment, modification, consolidation or re-enactment thereof, for the time being in force;

1.3	References in this Agreement to Clauses and Attachments are to Clauses in and Attachments to this Agreement. The Recitals and Attachments to this Agreement form part of this Agreement.

1.4	Headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.5	The masculine gender shall include the feminine and neuter and the singular number shall include the plural and vice versa.

2.	SUPPLY AND PURCHASE OF PRODUCT

2.1	(a) SUPPLIER shall supply to the KP GROUP COMPANIES [***] [Confidential Treatment Requested] of Product per Year;

(b)	PURCHASER shall purchase, and shall procure that the KP GROUP COMPANIES shall pay for and take delivery of, [***] [Confidential Treatment Requested] of Product per Year.

2.2	In order to ensure that the terms and conditions of this Agreement are met and the intentions set out herein are achieved, PURCHASER will act as the co-ordinator of the deliveries of Product made pursuant to this Agreement. In such capacity PURCHASER shall do the following:

(a)	Provide SUPPLIER with information in respect of the purchases and deliveries of Product in accordance with Clause 4;

(b)	Co-ordinate the Product purchase and delivery activities;

(c)	Co-ordinate a response from the KP GROUP COMPANIES in case SUPPLIER should require a switch in supply sources in accordance with Clause 3.5;

(d)	Co-ordinate the lifting of the Product by the KP GROUP COMPANIES so as to meet the lifting requirements under Clause 4.1;

(e)	Review and analyse any deviation from purchasing and/or supply targets;

(f)	Facilitate the resolution of any issue regarding supplies of SM between SUPPLIER and the KP GROUP COMPANIES;

(g)	Give and receive notices on behalf of the KP GROUP COMPANIES pursuant to Clause 11.1.

3.	QUALITY

3.1	SUPPLIER warrants that all Product supplied under this Agreement shall comply with the specifications set out in Attachment I unless otherwise agreed. A certificate of analysis, will be sent to the receiving site, at the time of loading. SUPPLIER will issue quality trend reports indicating variability in supply and process capability indices per specification item.

3.2	SUPPLIER shall, take a sample from each shipment prior to loading which will be kept sealed for 90 days. If SUPPLIER receives a written complaint from any KP GROUP COMPANY, half of this sample will be at such KP GROUP COMPANY’s disposal for testing at the relevant site. In such case SUPPLIER and the relevant KP GROUP COMPANY will promptly meet to resolve the complaint. If SUPPLIER and the relevant KP GROUP COMPANY cannot resolve the complaint among themselves the remaining part of the retained sample shall be put at the disposal of a commonly agreed independent surveyor, [***] [Confidential Treatment Requested]. The fees and expenses of the independent surveyor shall be borne by SUPPLIER, if the complaint is proved to be justified, and by PURCHASER, if the complaint is not proved to be justified.

3.3	In the event that SM supplied by SUPPLIER is proved to have failed to meet the specifications set out in Attachment I, PURCHASER shall be entitled to reject the SM in question and require reimbursement of the invoice value of such SM, or require delivery of SM which meets the specifications set out in Attachment I to the relevant KP GROUP COMPANY as soon as reasonably possible, but in any event not later than 10 days for deliveries to Pernis Plant, 20 days for deliveries to Wesseling and 30 days for deliveries to Berre Plant, in each case after receipt by SUPPLIER of a written notice from PURCHASER requesting such re-supply.

3.4	In the absence of any written notice from PURCHASER to SUPPLIER within 30 days after delivery of the Product, the Product shall be deemed to have been delivered and accepted in a satisfactory condition and in all respects in accordance with the specifications and neither SUPPLIER nor SHELL CHIMIE shall have any liability with respect to that delivery.

3.5	Subject as provided for below in this Clause, if SUPPLIER intends to supply Product other than from its plant in Moerdijk, SUPPLIER will give 9 Months’ prior written notice to PURCHASER of such intention unless SUPPLIER and PURCHASER agree otherwise. SUPPLIER will only start to supply Product from any plant other than Moerdijk if PURCHASER gives its approval (such approval not to be unreasonably withheld or delayed). PURCHASER acknowledges that SM can be supplied by SUPPLIER to KP Germany’s plant in Wesseling from other sources than Moerdijk provided it is planned on a long-term continuous basis, if KP Germany approves the supply source prior to supply. [***] [Confidential Treatment Requested]

4.	SCHEDULING AND NOMINATION

4.1	By 1st July in each Year, PURCHASER shall submit, in writing, a volume estimate of KP GROUP COMPANIES’ requirements for Product in the following Year and a volume estimate for the 4 Years thereafter following the format in Attachment II.

[***] [Confidential Treatment Requested]

4.2	By 1st October in each Year, PURCHASER shall submit, in writing, a revised volume estimate of KP GROUP COMPANIES’ requirements for Product in the following Year by Quarter (the “Annual Volume of Product”).

The Annual Volume of Product shall be within the range of volumes set out in Clause 2.1.

4.3	[***] [Confidential Treatment Requested]

4.4	Notwithstanding the provisions of this Clause 4, SUPPLIER and PURCHASER may agree that SUPPLIER shall supply, and PURCHASER shall purchase, such additional quantities of Product as SUPPLIER and PURCHASER may agree in writing from time to time, [***] [Confidential Treatment Requested]

4.5	In respect of Product to be supplied to the Berre Plant SUPPLIER undertakes that at all times on and after the Effective Date it will ensure that the Minimum Stock Quantity shall be held on the Berre Site for delivery under this Agreement.

5.	DELIVERY TERMS AND RISK

5.1	To the extent not inconsistent with any terms of this Agreement, Incoterms (2000 edition) shall apply to the supply of SM under this Agreement.

5.2	[***] [Confidential Treatment Requested]

5.3	SUPPLIER shall supply Product to the Berre Plant in accordance with the managed inventory obligations set out in Clauses 4.5 and 5.4.

5.4	SHELL CHIMIE will retain risk and title to all SM received by it pursuant to this Agreement at the Berre Site until either of the following occurs, at which time risk and title to the relevant quantity of SM will be deemed to have passed to Kraton Polymers France S.A.S.:

(a)	Upon Kraton Polymers France S.A.S.’s request SHELL CHIMIE effects delivery of a quantity of SM by passing it through the Calibrated Meter at Kraton Polymers France S.A.S.’s flange;

(b)	a period of 120 consecutive days elapses during which Kraton Polymers France S.A.S. makes no requests for any delivery of SM (in which case the balance of the remaining SM pursuant to this Agreement delivered to and then remaining in storage on the Berre Site will be deemed to have been delivered to the Berre Plant and Kraton Polymers France S.A.S. shall be invoiced accordingly).

6.	QUANTITY MEASUREMENT

6.1	In the case of quantities delivered to Wesseling, the invoice quantity shall be determined by SUPPLIER based on the level difference in the gauged SM tanks or on the reading given by the calibrated flow meters, both corrected for temperature. If either cannot be determined, the ship tank calibration measurement will be used, also corrected for temperature. In the case of quantities delivered to Pernis Plant or to Berre Plant the invoice quantity shall be determined by SUPPLIER or SHELL CHIMIE, as the case may be, based on the reading given by the Calibrated Meter.

6.2	(a) PURCHASER shall be responsible for procuring the upkeep and maintenance of the gauged SM tanks and the calibrated flow meters at Berre Plant;

(b) SUPPLIER shall be responsible for the upkeep and maintenance of its gauged SM tanks and its calibrated flow metersat Pernis.

6.3	SUPPLIER or SHELL CHIMIE, as the case may be, shall arrange for the testing and calibration of all its gauged SM tanks and calibrated flow meters on a regularly scheduled basis.

6.4	If at any time any KP GROUP COMPANY has reasonable grounds to suspect that any measuring equipment is not accurate in any respect, PURCHASER shall procure that the discrepancy or suspected discrepancy shall be immediately reported to SUPPLIER or SHELL CHIMIE, as the case may be, in writing by the relevant KP GROUP COMPANY along with any evidence in support of such claim and SUPPLIER or SHELL CHIMIE, as the case may be, shall arrange for the testing of the relevant piece of measuring-equipment.

6.5	If any piece of measuring equipment fails to register or, upon test, is found not to be within +/- 0.5 percent accuracy then, for the purposes of this Agreement a reasonable adjustment in accordance with generally accepted engineering practices shall be made correcting all measurements made with that piece of measuring equipment. Such adjustments shall reflect, if determinable, the actual period during which any inaccurate measurements were made. If such period cannot be determined it shall be deemed to be such period as shall be equal to one-half of the time from the date of the previous test of such measurement equipment, provided that the period covered by any such correction shall not exceed 6 months.

7.	PRICE

7.1	[***] [Confidential Treatment Requested]

7.2	[***] [Confidential Treatment Requested]

7.3	[***] [Confidential Treatment Requested]

7.4	Prices will be subject where applicable to VAT, Excise Duty and any other government tax or duty.

7.5	[***] [Confidential Treatment Requested]

8.	INVOICING AND PAYMENT

8.1	In the case of deliveries to Pernis Plant:

(a)	SUPPLIER shall issue to PURCHASER at the invoice address specified in Attachment III, an invoice in Euro in respect of each delivery of Product [***] [Confidential Treatment Requested];

(b)	[***] [Confidential Treatment Requested]

8.2	In the case of deliveries to Wesseling:

(a)	SUPPLIER shall issue to KP Germany at its invoice address specified in Attachment III, an invoice in Euro in respect of each delivery of Product [***] [Confidential Treatment Requested];

(b)	[***] [Confidential Treatment Requested]

8.3	In the case of deliveries to the Berre Plant:

(a)	SHELL CHIMIE shall issue to Kraton Polymers France S.A.S. at its invoice address specified in Attachment III, an invoice in Euro in respect of all the SM delivered to the Berre Plant pursuant to Clause 5.4 of this Agreement [***] [Confidential Treatment Requested];

(b)	[***] [Confidential Treatment Requested]

8.4	If the appropriate data is not available to calculate the invoice price, the most recently calculated invoice price shall be used for all subsequent deliveries until the correct invoice price can be calculated. If this procedure results in an overcharge or undercharge, an adjustment shall be made to the next invoice for the amount of the overcharge or undercharge.

8.5

Each invoice shall be payable in respect of supplies of SM to Wesseling or Pernis Plant by KP Germany or PURCHASER respectivelyfor value on the payment date in SUPPLIER’s account [***] [Confidential Treatment Requested] by bank transfer. Each invoice shall be payable in respect of deliveries of SM to Berre

Plant by Kraton Polymers France S.A.S. for value on the payment date in SHELL CHIMIE’s account [***] [Confidential Treatment Requested] by bank transfer. Any fee charged by either SUPPLIER’s or SHELL CHIMIE’s Bank in connection with the payment shall be for the relevant KP GROUP COMPANY’s account.

8.6	Any VAT and any other indirect duties and taxes relating to Product sold and delivered hereunder shall be for the relevant KP GROUP COMPANY’s account. SUPPLIER AND SHELL CHIMIE shall use reasonable endeavours to assist the KP GROUP COMPANIES in providing AAD related documents, if so requested.

8.7	If the supply qualifies as an intra-community transaction as defined in Articles 28(c)(A) of EEC Council Directive 91/680, PURCHASER shall procure that the relevant KP GROUP COMPANY notifies SUPPLIER, in writing and before the supply takes place, which VAT number it will use for each transaction and, in case transport is not arranged by or on behalf of SUPPLIER, that the Product will be transported by such KP GROUP COMPANY or on its behalf to another EC Member State. If, in the above described situation, SUPPLIER has sufficient confidence that it will receive the evidence required in time, and, therefore, the relevant KP GROUP COMPANY is invoiced with 0% VAT, PURCHASER shall procure that such KP GROUP COMPANY shall provide SUPPLIER as soon as possible with documents proving that the goods have been transported to another EC Member State. PURCHASER undertakes that such KP GROUP COMPANY shall be liable for any VAT and fines due by SUPPLIER and/or SHELL CHIMIE if the documents mentioned are not received in time by SUPPLIER. If the VAT number cannot be verified with the relevant authorities in due time, or if the relevant authorities cannot validate the number at verification, the supply will be deemed to be a national supply and VAT will be levied accordingly.

8.8	[***] [Confidential Treatment Requested]

9.	TERM AND TERMINATION

9.1	The Agreement shall become effective on the date of this Agreement and shall remain in force, unless terminated in accordance with Clause 9.2, for an initial term of 5 years from the date of this Agreement and shall be automatically renewed thereafter for extension terms of 1 year each, unless terminated following 12 (twelve) months prior written notice served by either SUPPLIER upon PURCHASER or by PURCHASER upon SUPPLIER, such notice not to expire before 31st December, 2004.

9.2	If at any time during the term of this Agreement:

(a)	A Bankruptcy Event occurs in relation to a Party or a Party shall cease to carry on business, another Party may terminate this Agreement with immediate effect;

(b)	A Party or any of its respective Affiliates fails to perform its obligations under this Agreement and does not remedy that failure within 60 (sixty) days of receipt of written notice from another Party, then the other Party shall be entitled (without prejudice to its other rights and remedies) to terminate this Agreement with immediate effect;

(c)	Any KP GROUP COMPANY fails to perform its obligations under this Agreement and does not remedy that failure within 60 (sixty) days of receipt of written notice from SUPPLIER and/or SHELL CHIMIE, then SUPPLIER and/or SHELL CHIMIE shall be entitled (without prejudice to its other rights and remedies) to terminate this Agreement with immediate effect.

10.	GENERAL

10.1	This Agreement shall be binding upon and shall enure for the benefit of the permitted assignees of SUPPLIER, SHELL CHIMIE and PURCHASER.

10.2	No failure to exercise, and no delay or forbearance in exercising, any right or remedy in respect of any provision of this Agreement shall operate as a waiver of such right or remedy.

10.3	Variations of this Agreement shall not be effective unless made in writing signed by duly authorised representatives of the Parties.

11.	NOTICES

11.1	Any notice required to be given by SUPPLIER or SHELL CHIMIE to any KP GROUP COMPANY under this Agreement shall be given to PURCHASER for such KP COMPANY unless otherwise expressly stated in the Agreement.

Any notice required to be given by any KP GROUP COMPANY to SUPPLIER or SHELL CHIMIE under this Agreement shall be given by PURCHASER for such KP GROUP COMPANY unless otherwise expressly stated in the Agreement.

11.2

Any notice shall be in writing and shall be deemed validly served by hand delivery or by prepaid registered letter, sent through the post to its address given below, or such other address as may from time to time be notified for this purpose and any notice served by hand shall be deemed to have served on delivery, and any notice served by prepaid registered letter shall be deemed to have been served 48 hours after the time of which it was posted, and in proving service it shall be sufficient (in the case of service by hand or prepaid registered letter) to prove that the notice was properly addressed as the case may be.

PURCHASER	SUPPLIER	SHELL CHIMIE
Kraton Polymers Nederland B.V. Vondelingenweg 601 NL-3196 KK Vondelingenplaat Rt.	Shell Nederland Chemie B.V. Vondenlingenweg 601 NL-3196 KK Vondelingenplaat Rt.	Shell Chimie S.A. CD 54, 13130 Berre l’Etang, France

Attention: Supply Co-ordinators, Kraton Polymers Nederland B.V., Kraton Polymers France S.A.S and Kraton Polymers GmbH	Attention: Business Manager, Styrene	Attention: SC Finance Manager

12.	FORCE MAJEURE

12.1	No Party shall be under any liability to another Party whether in contract or in tort due to the first Party (or in the case of PURCHASER, any relevant KP GROUP COMPANY) being delayed or hindered in or prevented from performing any or all of its obligations under this Agreement by reason of fire, explosion, accident, flood, act of God, war, riot, labour dispute, strike, lockout, plant breakdown, shortage or non-availability of raw materials arising from a conscious and deliberate act on the part of the supplier or any other cause (whether or not of the same nature as the foregoing) not reasonably foreseeable at the date of this Agreement and beyond the reasonable control of the Party or KP GROUP COMPANY in question.

12.2

If a Party is unable to perform any of its obligations under this Agreement by reason of any of the causes mentioned in Clause 12.1 above or if a Party considers it likely that it may become so unable, then that Party shall as soon as reasonably practicable notify the other Parties of the nature, estimated extent and duration of such inability. In case of any reasonable doubt as to occurrence of any of the causes mentioned in Clause 12.1, preventing a Party from fulfilling its contractual obligations under this Agreement, another Party has the right to have any of such causes confirmed by an independent auditor, subject to the approval of the prevented Party, such approval not to be unreasonably withheld. In such an auditing process, the Party declaring Force Majeure will give access to any necessary information available to that Party, unless that Party is bound by secrecy agreements. However it is explicitly understood that all decisions concerning health, safety and environmental matters shall be at the sole discretion of the Party declaring Force Majeure. The Party affected by Force Majeure shall use all reasonable efforts to remedy the event of Force Majeure as soon as possible.

12.3	In the event of a shortage of Product due under this Agreement, caused by reasons as defined in Clause 12.1, the Volume to be delivered in the period affected by Force Majeure shall be reduced on a pro rata basis with quantities to be delivered under binding contracts in existence at the time the Force Majeure event occurred or could reasonably be anticipated.

12.4	Lack of funds shall not be Force Majeure.

12.5	No Party shall be entitled to rely on Force Majeure to relieve it from an obligation to pay money which would otherwise be payable under this Agreement (save to the extent and for the period that payment of the same cannot be made by reason of bank strike or similar occurrence).

13.	LIABILITY

13.1	Subject to Clause 13.3, in the event that SM supplied under this Agreement does not accord with the specifications set out in Attachment I, SUPPLIER shall promptly replace such SM or, at the option of the relevant KP GROUP COMPANY, reimburse or procure the reimbursement by SHELL CHIMIE, as the case may be, of the invoice value of such Product and SUPPLIER and [***] [Confidential Treatment Requested]

13.2	[***] [Confidential Treatment Requested]

13.3	Nothing in this Agreement shall exclude, restrict or limit any liability of SUPPLIER or SHELL CHIMIE for:

(a)	death or personal injury resulting from negligence as defined in the Unfair Contract Terms Act 1977; or

(b)	fraud or any other matter if and to the extent that, under English law, liability for it cannot be excluded, restricted or limited as against PURCHASER or any other KP GROUP COMPANY in the context of this Agreement.

13.4	To the extent that SUPPLIER or SHELL CHIMIEis in breach of any supply obligation under this Agreement, or if SUPPLIER or SHELL CHIMIEhas failed to supply Product pursuant to an event of Force Majeure which has, in any case, resulted in a shortfall in supply or failure in supply of Product to any KP GROUP COMPANY under this Agreement, such KP GROUP COMPANY shall, upon prior written notice to SUPPLIER of such intention, have the right to purchase elsewhere at its own risk and cost, such quantities of Product as may be necessary to cover the shortfall in its requirements at the plant affected resulting from the shortfall in, or failure to, supply to it during the period of such shortfall or failure to supply.

[***] [Confidential Treatment Requested]

14.	ASSIGNMENT

A Party may at any time, with the prior written consent of the other Parties, assign all or any part of the benefit of, or its rights and benefits under this Agreement, except that no consent shall be required in the case of an assignment to an Affiliate.

15.	CONFIDENTIALITY

Each Party shall ensure that unless the other Parties give their prior written consent no information regarding the contents of this Agreement shall be disclosed except to an Affiliate (including, in the case of PURCHASER, the other KP GROUP COMPANIES), and only then, if and to the extent such Affiliate needs to know the terms and conditions of this Agreement. The Party in question shall ensure that the Affiliate in question is notified of the confidential nature of this Agreement and that such Affiliate enters into an appropriate confidentiality undertaking.

16.	HARDSHIP

If at any time during this Agreement either SUPPLIER or PURCHASER is of the view that there has been a substantial change in business, monetary, technical or commercial conditions (excluding changes in the market price of SM and any other of the aforementioned changes that are to be borne by it as expressly contemplated in this Agreement) as a result of which that Party suffers material hardship in complying with this Agreement, that Party may notify the other in writing that it wishes to meet and review the conditions of the Agreement in the light of the changed business conditions. SUPPLIER and PURCHASER shall meet to discuss in good faith appropriate means, if any, to alleviate or mitigate the effects of such hardship in a manner equitable to them.

17.	SEVERABILITY

17.1	If any of the provisions of this Agreement is or becomes illegal, void or unenforceable under the law of any jurisdiction, such provision shall be deemed to be deleted from this Agreement and the remaining provisions of this Agreement shall remain and continue in full force and effect.

17.2	The invalidity of one or more provisions of this Agreement shall not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

18.	GOVERNING LAW AND ARBITRATION

18.1	This Agreement shall be governed by and construed in accordance with English law.

18.2	In the event any dispute, controversy, or difference of opinion arises between the Parties, out of or in relation to or in connection with this Agreement or the breach thereof, the Parties agree that all disputes arising in connection with the present Agreement shall be finally settled under the rules of conciliation and arbitration of the International Chamber of Commerce in Paris by three (3) arbitrators appointed in accordance with those rules. The place of arbitration shall be Rotterdam and the language shall be English.

19.	COUNTERPARTS

19.1	This Agreement may be executed in any number of counterparts, and by the Parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart.

19.2	Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

20.	EXCLUSION OF THE CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

The Parties agree that no Third Party or Affiliate (including, in the case of PURCHASER, the other KP GROUP COMPANIES) has any right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, without prejudice to other rights or remedies which exist or may be available under applicable law.

IN WITNESS whereof this document has been signed by duly authorised persons on behalf of the Parties the day and year first before written.

SIGNED by	)
Duly authorised for and	)
On behalf of	)	/s/ Illegible
SHELL NEDERLAND CHEMIE B.V.	)

SIGNED by	)
Duly authorised for and	)	/S/ C. BOUSSARD
On behalf of	)	C. BOUSSARD
SHELL CHIMIE S.A.	)

SIGNED by	)
Duly authorised for and	)
On behalf of	)
KRATON POLYMERS NEDERLAND B.V.	)	/s/ Illegible
Illegible

EXECUTION COPY

ATTACHMENT I

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1

EXECUTION COPY

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2

EXECUTION COPY

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3

ATTACHMENT II

[***]	[Confidential Treatment Requested]

4

ATTACHMENT III

KP GROUP COMPANIES’ INVOICE ADDRESSES

KP GROUP COMPANY	INVOICE ADDRESS

Kraton Polymers Nederland B.V.	PO Box 628
3190 AN Hoogvliet Rt
The Netherlands

Kraton Polymers France S.A.S	Chemin départmental 54
BP14
13131 Berre L’Etang Cedex
France

Kraton Polymers GmbH	Koelner Strasse 6
65760 Eschborn/Germany

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